Exhibit 99.1

Greenbacker Renewable Energy Company LLC enters into a $60,000,000 Senior Secured Credit Facility with Fifth Third Bank

New York, NY – January 10, 2018 - Greenbacker Renewable Energy Company LLC (the “Company”) announced today that on January 5, 2018 it entered into a $60 million senior secured credit agreement (the “Facility”) with Fifth Third Bank, who acted as sole lead arranger and sole bookrunner. The initial drawdown on the facility was approximately $25.7 million, which was used to pay off existing loans with various financial institutions as well as for funding future investments. The Facility, which allows for additional drawdowns through December 31, 2018, matures on January 5, 2024, and bears interest at a rate priced over LIBOR, is collateralized by assets, property and interests in property held by various Company subsidiaries.

“Entering into this Credit Agreement with Fifth Third Bank enhances a relationship that the Company has had with Fifth Third Bank over the past few years.”, stated Richard Butt, CFO of Greenbacker. “We look forward to expanding our banking relationship in the coming years as the Company continues to grow and invest in alternative energy assets for the benefit of our investors”.

About Greenbacker Renewable Energy Company

Greenbacker Renewable Energy Company is a publicly registered, non-traded limited liability company that owns and operates a diversified portfolio of income-producing renewable energy power plants, energy efficiency projects and other sustainable investments.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. Forward-looking statements are not guarantees of future performance and involve known and unknown risks, uncertainties and other factors that may cause the actual results to differ materially from those anticipated at the time the forward-looking statements are made. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that the expectations will be attained or that any deviation will not be material. The Company undertakes no obligation to update any forward-looking statement contained herein to conform to actual results or changes in the Company‘s expectations.

Media Contact:

David Sher

Director, Greenbacker Renewable Energy Company LLC

917-309 -1234